                                                           Exhibit (e)(4)(xxiii)

                      SENSORMATIC ELECTRONICS CORPORATION
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
                FOR VICE PRESIDENT LEVEL EMPLOYEES AND OFFICERS


          AGREEMENT, effective as of [date], by and between Sensormatic Electronics Corporation, a Delaware corporation having its principal place of business at 951 Yamato Road, Boca Raton, Florida 33431 (the "Company"), and [name of employee] residing at [address of employee] (the "Key Executive").

                             W I T N E S S E T H:
                             --------------------

          WHEREAS, the Key Executive has been continually employed by the Company since [date] is serving in the capacity of [title of employee] and, therefore, is part of the Eligible Class described in Section 4 of the Company's Supplemental Executive Retirement Plan (the "Plan");

          WHEREAS, the Key Executive is willing to continue in the employment of the Company provided the Company agrees to provide for certain benefits in the event of the Key Executive's retirement (or when attaining Normal Retirement Age, if no longer employed by the Company), death or disability, subject to and in accordance with the terms and conditions of this Agreement; and

          WHEREAS, the Key Executive has been selected by the Board of Directors of the Company (the "Board"), or by a committee designated by the Board to administer the Plan (the "Committee"), to participate in the Plan, in accordance with the terms and conditions of this Agreement;

          WHEREAS, if applicable, in consideration of said selection, the Key Executive has agreed to terminate his or her participation in the Company's Senior Executive Defined Contribution Retirement Plan, Key Executive Supplemental Retirement Plan, or Salary Continuation Plan, as the case may be, and to forfeit any and all benefits thereunder payable to him or to her, or to any beneficiaries.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

          1.  Termination of Certain Rights. If the Key Executive is a
              -----------------------------
participant in any of the Company's Senior Executive Defined Contribution Retirement Plan, Key Executive Supplemental Retirement Plan, or Salary Continuation Plan, as the case may be, he or she herewith terminates his or her participation in each of said plans and agrees with the Company that any and all benefits payable to him or her or his or her beneficiaries thereunder at any time are hereby waived, released and forfeited to the Company, and any agreement thereunder between the Company and the Key Executive shall immediately terminate, shall have no further force or effect and shall be null and void. Notwithstanding the foregoing, a Participant's final Retirement Benefit hereunder cannot in the aggregate be less than the benefit he or she would have been entitled to receive as outlined in Schedule A to the Company's Senior Executive Defined Contribution Retirement Plan, Key Executive Supplemental Retirement Plan or Salary Continuation Plan, as the case may be.

          2.  Incorporation of Plan in This Agreement and Designation of
              ----------------------------------------------------------
              Beneficiary.
              -----------

          a. The Company and the Key Executive hereby agree that all of the terms, provisions, conditions and definitions of the Plan (a copy of which is annexed hereto as Exhibit

A) are hereby incorporated into this Agreement with the same force and effect as if fully contained herein.

          b. Any benefit payments due under the Plan on account of the death of the Key Executive shall be made by the Company to such person(s), entity or entities as the Key Executive may designate in Schedule A annexed hereto and made a part hereof. The Key Executive shall have the right to change the designated recipient(s) of these payments by presenting to the Company prior to his or her death a revised designation in the form, or substantially in the form of Schedule A annexed hereto. In the event the Key Executive shall fail to designate a recipient prior to his or her death, the payments shall be made to the Key Executive's estate.

          c. Notwithstanding anything to the contrary contained in this Section 2, the benefits provided for under this Section 2 shall not be payable in the event that the Key Executive's death results from suicide, whether sane or insane.


          3.  Conditions to Payment of Retirement Benefits Under the Plan.
              -----------------------------------------------------------

          a. The payment of Retirement Benefits under the Plan and this Agreement is conditioned upon the Key Executive's full compliance with all of the terms of this Agreement.

          b. The payment of Retirement Benefits under the Plan and this Agreement is, among other things, conditioned upon the Key Executive not, (i) at any time during his employment with the Company as provided for in his or her employment agreement, or in absence of any employment agreement with the Company, during the two years after termination if his employment with the Company (if such termination is earlier than his or her Normal Retirement Date), or (ii) during the time the key Executive is receiving Retirement Benefits hereunder, directly or indirectly, anywhere in the United States of America or elsewhere in the world:

               (1) engaging in any activity for or on behalf of any person (including the Key Executive) or entity engaged in a competitive line of business to that carried on by the Company which term for purposes of this paragraph "b" includes the Company's affiliates (including, without limitation, distributors, licensees, franchisees, subsidiaries and joint ventures).

               (2) soliciting or attempting to solicit business of any customers of the Company (including, during the Key Executive's employment with the Company, prospective customers to whom solicitation has been made on behalf of the Company and, after termination of Key Executive's employment with the Company, prospective customers to whom such solicitation has been made within one year prior to such termination) for products or services the same or similar to those offered, sold, produced or under development by the Company;

               (3) otherwise diverting or attempting to divert from the Company any business whatsoever;

               (4) soliciting or attempting to solicit for any business endeavor any employee of the Company; or

               (5) interfering with any business relationship between the Company and any other person.

          In the event that the Key Executive does not fulfill the conditions set forth above in this paragraph "b", all remaining benefits under this Agreement will be forfeited and the

Company will have no further obligations under this Agreement to the Key Executive or any other person. Notwithstanding anything to the contrary contained in this paragraph "b", the provisions hereof shall not prevent the Key Executive from purchasing or owning up to two percent (2%) of the voting securities of any corporation, the stock of which is publicly traded. The provisions of this paragraph "b" shall have no further force or effect following termination of the Key Executive's employment with the Company which occurs after the occurrence of a "non-approved" Change in Control.

          c. Notwithstanding any contrary provision of this Agreement, in the event that the Key Executive's employment with the Company is terminated for cause, the Key Executive shall not be entitled to any benefits under this Agreement. For purposes of this Agreement, the Company shall be deemed to have terminated the Key Executive's employment with the Company for cause only if such termination is effected by reason of the conviction of the Key Executive for a felony under federal or state law relating to the assets, business or affairs of the Company or by reason of fraud or misappropriation relating to the assets, business or affairs of the Company.


          4.  Funding.
              -------

          a. The Company's obligations under this Agreement shall be unfunded and the Company shall not be obligated under any circumstances to fund its obligations under this Agreement. The Company may, however, at its sole and exclusive option, fund this Agreement in whole or in part. No such funding arrangement shall impair or derogate from the Company's direct obligation to the Key Executive under this Agreement.

          b. If the Company shall determine to provide funds for the payment or the reimbursement of payment of benefits under this Agreement, in whole or in part, the manner of such funding, and the continuance or discontinuance of such funding, shall be the sole and exclusive decisions of the Company, to be determined by or pursuant to the direction of the Board or the Committee.

          c. If the Company shall determine to provide for the payment or reimbursement to it of funds to cover the costs to it of this Agreement, in whole or in part, by procuring, as owner, for its own benefit or that of an assignee, life insurance on the life of the Key Executive and/or disability insurance with respect to the Key Executive, the form and amount of such insurance shall be the sole and exclusive decisions of the Company, and the Key Executive shall have no interest in or right to acquire any such insurance policy which the company may have procured. (Nothing in this Agreement shall in any way restrict the right of the Company to borrow against any cash surrender value of any such life insurance policy, to transfer or assign its interest in any such policy or otherwise to exercise any rights of ownership with respect to any such policy.) The Key Executive hereby agrees to submit to medical examination, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company may have applied for any such insurance, at any time or from time to time during the Key Executive's lifetime.

           5.   Employment and Termination Rights.
                ---------------------------------

          This Agreement shall not be deemed to create a contract of employment between the Company and the Key Executive and shall create no right in the Key Executive to continue in the Company's employ for any specific period of e, or to create any other rights in the Key

Executive or obligations on the part of the Company, except as are set forth in this Agreement. Nor shall this Agreement in any manner restrict the right of the Company at any time, with or without cause, to terminate the Key Executive's employment.



          6.    Key Executive Right to Assets.
                -----------------------------

          Subject to the rights, if any, of the Key Executive under any arrangement which may be instituted by the Company as contemplated by paragraph "a" of Section 4 hereof, the rights of the Key Executive, any designated recipient(s) of the Key Executive, the estate of the Key Executive or any other person claiming through the Key Executive under this Agreement shall be solely those of an unsecured general creditor of the Company. The Key Executive, any designated recipient(s) of the Key Executive, the estate of the Key Executive or any other person claiming through the Key Executive shall only have the right to receive from the Company those payments as specified under this Agreement or any such arrangement, if instituted. Except as expressly provided pursuant to any arrangement referred to in the first sentence of this Section 6, the Key Executive agrees that his or her designated recipient(s), his or her estate or any other person claiming through him or her shall have no rights or interest whatsoever in any asset of the Company, including any insurance policies or contracts which the Company may obtain to informally fund the obligations of the Company under this Agreement, and that any asset acquired by the Company in connection with the liabilities it has assumed under this Agreement shall not be deemed to be held under any trust for the benefit of the Key Executive or his or her designated recipient(s) or his or her estate or any other person claiming through him or her, or considered security for the performance of the obligations of the Company. Except as so provided, such asset shall be, and remain, a general, unpledged and unrestricted asset of the Company.

           7.    Independence of Benefits.
                 ------------------------

          The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation, whether by salary, bonus or otherwise, payable to the Key Executive under any employment arrangements or plans other than the Plan, including group insurance plans, incentive compensation plans and other retirement plans, that now exist or may hereafter exist from time to time.

           8.    Acceleration of Payments.
                 ------------------------

          Notwithstanding anything to the contrary contained herein, the Company reserves the right, and may at any time at its option elect, to accelerate the payment of any benefits payable under this Agreement without the consent of the Key Executive, his or her designated recipient(s), his or her estate, or any other person or entity or entities claiming through the Key Executive. In the event that the Company elects to accelerate the payment of such remaining benefits, the Company shall pay to the Key Executive or other person or entity or entities entitled to such benefits, in lieu of the monthly payments remaining due, a lump sum equal to the present value of such remaining monthly payments, computed on the basis of such reasonable interest rate as shall be determined by the Board or the Committee.

          9.     Leaves of Absence.
                 -----------------

          The Company may, in its sole and exclusive discretion, permit the Key Executive to take a leave of absence when consonant with the Company's leave of absence policy at the time. During such authorized leave, the Key Executive will still be considered to be in the continuous active employment of the Company subject to all the conditions provided in this Agreement.

           10.  Change in Control.
                -----------------

          a. Notwithstanding any contrary provision of this Agreement, in the event that the Participant is actively employed by the Company or is deemed to be actively employed by the Company pursuant to Section 9 of the Plan, at the time that any "non-approved" Change in Control occurs, following such "non-approved" Change in Control, the Participant's Vested Percentage and Service Benefit shall be deemed to be 100%, and the Benefit Service shall be deemed to be equal to 15, irrespective of the number of Years of Service credited to the Participant pursuant to the Vested Service and Benefit Service requirements otherwise applicable.

          b. For the purposes of this Agreement, the term "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided, that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities or (ii) during any period of 24 consecutive months, individuals (y) who at the beginning of such, period constitute the Board of Directors or (z) whose election, appointment or nomination for election was approved prior to such election or appointment who were directors at the beginning of such two-year period (other than any directors who prior to the Change in Control were associated or affiliated with any person involved with any Change in Control), cease for any reason to constitute at least three-fourths of the Board of Directors of the Company.

          c. A Change in Control shall be deemed, for purposes of this Agreement, to be: (i) "non-approved" if (A) in connection with the consideration thereof by the Board of Directors, a majority of the Previous Members of the Board of Directors (as defined below), either before or after such Change in Control, (x) votes to disapprove of such Change in Control, (y) votes to approve of such Change in Control, but as a consequence of the existence of a competing proposal for a Change in Control, or (z) otherwise expressly declares that such Change in Control is "non-approved", or (B) a majority of the Previous Members of the Board of Directors neither expressly approves nor disapproves of such Change in Control, or (ii) "approved" if in connection with the consideration thereof by the Board of Directors, a majority of the Previous Members of the Board of Directors, either before or after such Change in Control, (x) approves of such Change in Control (other than as a consequence of the existence of a competing proposal for a Change of Control) or (y) otherwise expressly declares that such Change in Control is "approved", notwithstanding clause (A) (y) of this paragraph "b". The majority of the Previous Members of the Board of Directors shall indicate its approval or disapproval of a Change in Control by a statement or statements in writing to such effect. For purposes of this Agreement, Previous Members of the Board of Directors shall mean members of the Board of Directors as of the date of a Change in Control who had been in office for a period of at least two year immediately prior to such Change in Control (other than directors who prior to such Change in Control were appointed or elected as directors as a consequence of their association or affiliation with any person (as defined above) effecting such Change in Control).

          In addition, notwithstanding any previous determination that a Change in Control was "approved", such Change in Control may subsequently be determined, in good faith, to be "non-approved" by a majority of the Previous Members of the Board of Directors who are then still in office with the Company or a corporate successor of the Company (or if fewer than two such Previous Members are still in office, then by a majority of the Previous Members of the Board of Directors, whether or not still in office) within the 36-month period immediately following such Change in Control, if during such period there occur
(1) actions of the Company detrimental to an employee constituting involuntary termination upon a subsequent termination of employment under agreements between the Company and certain officers, key executives and other key employees of the Company providing for benefits in the event of a Change in Control, (2) defaults by the Company under agreements such as are referred to in (1) above, (3) the involuntary termination (other than for cause or in the event of death or permanent disability) of the employment of a number of the officers of the Company who were officers immediately prior to such Change in Control exceeding 40% of the total number of such officers, or (4) the transfer (by sale, merger or otherwise) of all or substantially all the equity securities of the Company acquired by the person effecting such Change in Control, of all or substantially all the assets of the company, or of all or substantially all the equity securities of the Company's successor corporation, directly or indirectly, to a third party (other than a majority owned affiliate of such person). In the event of such a subsequent determination, the Key Executive shall be entitled to all benefits arising under this Agreement out of a "non-approved" Change in Control as if such

Change in Control had been deemed "non-approved" initially. Any additional benefits arising out of such "non-approved" Change in Control which the Key Executive is entitled to receive through the date of such determination shall be paid or satisfied promptly by the Company. For purposes of this paragraph "b", the term "officers" shall not include individuals whose only office with the Company is Assistant Secretary or Assistant Treasurer.

          d. For the purposes of this Section, references to provisions of the Exchange Act and rules, regulations and schedules thereunder shall be to such provisions as they are in effect and interpreted as of the date hereof.

          11.   Assignability.
                -------------

          Except insofar as this provision may be contrary to applicable law, and except as provided for herein, neither this Agreement nor any benefits under or interests in this Agreement shall be assignable or transferable by the Key Executive or be subject to attachment, execution or similar process, and no assignment, pledge, collateralization, attachment, execution or other encumbrance or disposition of or on the Key Executive's interest in or benefits under this Agreement shall be valid or recognized by the Company, and in the event of any attempt at any such disposition or process, the Company may immediately terminate this Agreement and it shall thereupon become null and void.

           12.  Notices.
                -------

          Any notices required or permitted hereunder shall be in writing and shall be deemed to be sufficiently given at the time when delivered personally or when mailed by certified or registered first class mail, postage prepaid, addressed to either party hereto as follows:

          If to the Company:

                Sensormatic Electronics Corporation
                951 Yamato Road
                Boca Raton, Florida 33431
                Attention: Chairman of the Board;



          If to the Key Executive:

At his or her last known address, as indicated by the employment records of the Company; or to such changed address as such parties may have fixed by notice; provided, however, that any notice of change of address shall be effective only upon receipt.

           13.  Governing Law.
                -------------

          This Agreement shall be governed by the laws of the State of Delaware.

           14.  Parties in Interest.
                -------------------

          This Agreement is solely between the Company and the Key Executive. However, this Agreement shall be binding upon and, to the extent expressly provided for herein, shall inure to the benefit of the designated recipient(s), beneficiaries, heirs, executors and administrators of the Key Executive and shall be binding upon and inure to the benefit of the successors and assigns of the Company.

           15.  Controlling Instrument.
                ----------------------

          In the event of any inconsistency between any provision of this Agreement and the Plan or any description or summary of the Plan furnished to the Key Executive before or after the date of this Agreement, the applicable provisions of this Agreement shall control.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                          SENSORMATIC ELECTRONICS CORPORATION



                               By:
                                    -------------------------------------------
                                    President and Chief Executive Officer



                                             Date:
                                                  --------------------


--------------------------                   -------------------------
[Name of employee]                              Witness

                                  SCHEDULE A

           DESIGNATION OF DEATH BENEFIT RECIPIENT UNDER SUPPLEMENTAL
                  EXECUTIVE RETIREMENT PLAN FOR VICE PRESIDENT
                     LEVEL EMPLOYEES AND OFFICERS AGREEMENT
                     --------------------------------------

          The undersigned, [name of employee], hereby requests that Sensormatic Electronics Corporation (the "Company") mark its records to reflect

         ------------------------------------------------------------

(1) as the designated recipient(s) of any death benefit payable pursuant to the Supplemental Executive Retirement Plan Agreement (the "Agreement") between the undersigned and the Company, in the event of the undersigned's death, and to make payments of any death benefit accrued to the above designated recipient(s) as provided for under the term of the Plan and said Agreement. The Company is instructed to treat the above designated recipient(s) as the vice president level employee's or officer's designated recipient until such time as it receives a new "Designation of Supplemental Executive Retirement Plan Agreement Death Benefit Recipient" from the undersigned which makes a change.


----------------------               ----------------------
Date                                 [Name of employee]



----------------------
Witness

(1)  Sample Designations:
     1.   Jane Smith, wife, if living, otherwise to John Smith, son.
     2. John Smith, son, and Mary Smith, daughter, equally, or to the survivor.
     3. Jane Smith, wife, if living, or otherwise to John Smith, son, and Mary Smith, daughter, equally, or to the survivor.
     4.   Name of Recipient.
     5.   His/Her estate.

                                 CONFIRMATION
                                 ------------



The Undersigned hereby confirms that he or she has received a copy of the Supplemental Executive Retirement Plan for Vice President and Officer Level Employees and the related Beneficiary Designation form in connection with his or her participation in said Supplemental Executive Retirement Plan.







                        Signature:
                                   ----------------------------

                        Name:      [name of employee]

                        Title:     [title of employee]




Date:
     -------------------------